UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2020

MaxLinear, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5966 La Place Court, Suite 100, Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (760) 692-0711
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	MXL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 3, 2020, MaxLinear, Inc. (“MaxLinear” or the “Company”) filed a Current Report on Form 8-K (the “Form 8-K”) disclosing that on July 31, 2020, pursuant to the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated April 5, 2020, with Intel Corporation (“Intel”), MaxLinear and certain of its designated subsidiaries completed their acquisition of Intel’s Home Gateway Platform Division (the “Home Gateway Platform Division”) and certain identified transferred assets of the Home Gateway Platform Division (the “Transferred Assets”). Pursuant to the Asset Purchase Agreement, Intel sold (and caused its applicable subsidiaries to sell) to MaxLinear (or to MaxLinear's applicable subsidiary designees) certain assets of the Home Gateway Platform Division and MaxLinear (or MaxLinear’s applicable subsidiary designee) assumed certain liabilities associated with the Home Gateway Platform Division.

In connection with the closing of the transaction (the “Closing”), MaxLinear and certain of its designated subsidiaries paid Intel and certain of its designated subsidiaries $150 million in cash. MaxLinear funded the Closing with net proceeds from borrowings under an Incremental Amendment No. 1 (the “Incremental Term Loan Amendment”), by and among MaxLinear, Exar Corporation, a Delaware corporation and a wholly-owned subsidiary of MaxLinear, MaxLinear Communications, LLC (f/k/a Entropic Communications, LLC), a Delaware limited liability company and a wholly-owned subsidiary of MaxLinear, MUFG Union Bank, N.A. (“MUFG”), Wells Fargo Bank, N.A., Citizens Bank, N.A., and BMO Harris Bank, N.A., as lenders, MUFG Bank, Ltd., as successor administrative agent, and MUFG, as successor collateral agent. The Incremental Term Loan Amendment amended that certain Credit Agreement, dated as of May 12, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the effectiveness of the Incremental Term Loan Amendment, the “Credit Agreement”), by and among MaxLinear, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as the prior administrative agent and the prior collateral agent. The Incremental Term Loan Amendment provided for the incurrence by MaxLinear at the Closing of a secured incremental term loan in an aggregate principal amount of $175 million (the “Incremental Term Loan”). The incurrence of the Incremental Term Loan was permitted as an incremental loan under the Credit Agreement and remains subject to the terms of the Credit Agreement and to additional terms set forth in the Incremental Term Loan Amendment. The Incremental Term Loan was fully funded on the Closing Date. The proceeds of the Incremental Term Loan were used to finance the acquisition of the Home Gateway Platform Division and the Transferred Assets, and to pay fees and expenses incurred in connection therewith. Any remaining but otherwise unused proceeds from the Incremental Term Loan will be used for general corporate purposes.

This amendment to the Form 8-K, or Form 8-K/A, is being filed for the purpose of satisfying MaxLinear's undertaking to file the financial statements and pro forma condensed combined financial statements required in connection with the above-referenced acquisition by Item 9.01 of Form 8-K, and this Form 8-K/A should be read in conjunction with the Form 8-K. Except as set forth herein, no modifications have been made to information contained in the Form 8-K, and MaxLinear has not updated any information contained therein to reflect events that have occurred since the date of the Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The unaudited combined abbreviated financial statements of the Home Gateway Platform Division as of June 27, 2020 and for the six months ended June 27, 2020 and June 29, 2019, and notes related thereto, and the audited combined abbreviated financial statements of the Home Gateway Platform Division as of December 28, 2019 and December 29, 2018 and for the years then ended, the notes related thereto and the related report of independent auditors are filed as Exhibit 99.1 to this report. The consent of independent auditors is attached as Exhibit 23.1 hereto.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 and the unaudited pro forma condensed combined statements of operations of MaxLinear and the Home Gateway Platform Division for the six months ended June 30, 2020 and for the year ended December 31, 2019, and the notes related thereto, are filed as Exhibit 99.2 to this report.

(c) Exhibits.

Exhibit	Description
23.1	Consent of Independent Auditors
99.1
Combined abbreviated financial statements of the Home Gateway Platform Division of Intel Corporation as of June 27, 2020 (unaudited) and for the six months ended June 27, 2020 (unaudited) and June 29, 2019 (unaudited) and as of and for the years ended December 28, 2019 (audited) and December 28, 2018 (audited)

99.2
Unaudited pro forma condensed combined financial statements of MaxLinear, Inc. and the Home Gateway Platform Division of Intel Corporation as of June 30, 2020 and for the six months then ended and for the year ended December 31, 2019

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	August 28, 2020	MAXLINEAR, INC.

(Registrant)

		By:	/s/ Steven Litchfield
Steven Litchfield
Chief Financial Officer and Chief Corporate Strategy Officer